Exhibit 10.7

REMEDIATION AGREEMENT

This Remediation Agreement (hereinafter the “Agreement”) is dated as of September 24, 2018, by and between FC Global Realty Incorporated, a Nevada corporation (the “Company”), Opportunity Fund I-SS, LLC, a Delaware limited liability company (“OFI”), and the other parties signatory hereto.

RECITALS

A.       On October 12, 2017, the Company issued to Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each a “Note Holder” and, collectively the “Note Holders”) Secured Convertible Promissory Notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively (the “Notes”). Pursuant to the terms of the Notes, the principal was to convert to shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at maturity at the lower of (i) the Per Share Price, which equated to a price of $2.5183 or (ii) the volume-weighted average price (“VWAP”) with respect to on-exchange transactions in the Company’s Common Stock executed on The Nasdaq Stock Market (“Nasdaq”) (or such other market on which the Company’s stock may then trade) during the thirty (30) trading days prior to the maturity date, as reported by Bloomberg L.P.; provided, however, that there was a conversion floor of $1.75 per share (the “Floor Price”).

B.       On December 22, 2017, the Company and the Note Holders entered into a stock grant agreement (the “Stock Grant Agreement”) to, among other things, cause the early conversion of the Notes into an aggregate of 5,628,291 shares of the Company’s Common Stock (the “Payout Shares”), resulting in a conversion price of $0.9997, which is less than the Floor Price. In addition, pursuant to the Stock Grant Agreement, the Company agreed to (i) issue an additional 1,857,336 shares of Common Stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), including the Note Holders’ agreement to give up their first priority security interest and convert the Notes to equity and (ii) provide the Note Holders with certain cash payments (the “Cash Payments”) in consideration for services to be provided by the Note Holders, in an amount equal to the amount of interest foregone by the Note Holders as a result of the conversion of the Notes.

C.        On December 22, 2017, the Company and OFI entered into a Securities Purchase Agreement (the “OFI Purchase Agreement”) pursuant to which OFI may invest up to $15,000,000 in the Company in a series of closings, in exchange for which OFI will receive shares of the Company’s Series B Preferred Stock at a purchase price of $1.00 per share. To date, the Company and OFI completed the three closing under the OFI Purchase Agreement, pursuant to which OFI provided, in the aggregate $3,825,000 to the Company in exchange for an aggregate of 3,825,000 shares of the Company’s Series B Preferred Stock.

D.       Pursuant to the terms of the Certificate of Designation for the Series B Preferred Stock (the “Series B Certificate of Designation”), the Series B Preferred Stock, which votes on an as-converted basis, was issued to OFI with a conversion price that constitutes a discount to the market price of the Common Stock at the date of issuance of the Series B Preferred Stock, resulting in the Series B Preferred Stock having a greater voting rights than the existing shares of Common Stock, which violates the Nasdaq Voting Rights rule. On April 20, 2018, the Company and OFI entered into a Supplemental Agreement (the “Supplemental Agreement”), pursuant to which (i) OFI agreed to limit the voting power of the Series B Preferred Stock, to address this violation, and (ii) the parties thereto corrected a violation of the Listing Rules of The Nasdaq Stock Market that require approval from the Company’s stockholders prior to the issuance of Common Stock upon conversion of the Series B Preferred Stock issued under the OFI Purchase Agreement that are in excess of 19.99% of the Company’s issued and outstanding Common Stock on the date of initial issuance of the Series B Preferred Stock to OFI, which resulted from a provision in the OFI Purchase Agreement that incorrectly stated that such percentage is to be calculated as of the applicable conversion date of the Series B Preferred Stock instead of the date of initial issuance thereof.

E.       The Company was notified by letter from Nasdaq dated April 10, 2018, that it is not in compliance with Nasdaq’s Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity.

F.       The parties hereto desire to enter into this Agreement and take all necessary steps contemplated by this Agreement in order to comply with Listing Rule 5550(b)(1) and address the concerns of the Staff of the Nasdaq regarding the shareholder approval violations described above.

G.       FC Global will hold a special meeting of its shareholders (the “Shareholders’ Meeting”) as soon as possible after the date hereof in order to obtain the approval of the FC Global shareholders (the “Shareholder Approval”) of this Agreement and the transactions contemplated hereby, including, the conversion of the Series C Preferred Stock and the Series D Preferred Stock into Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Unwinding of Transactions with the Note Holders. The Company and the Note Holders hereby agree to the following:

(a)           Termination of the Stock Grant Agreement. Upon execution of the Agreement, the Stock Grant Agreement will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)           Cancellation of the Payout Shares.

(i)                  Each of the Note Holders hereby agrees to surrender to the Company the Payout Shares issued to it under the Stock Grant Agreement free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature, in each case, to the extent incurred by each of the Note Holders or any of its assignees (collectively, “Claims”) for cancellation concurrently with, and against delivery of, the issuance of Series C Preferred Stock pursuant to Section 1(c) hereof (it being acknowledged that any rights of the Company to or with respect to any of the Payout Shares other than under this Agreement shall not be a Claim). After such cancellation and receipt of the Series C Preferred Stock by each of the Note Holders or its assignees, each of the Note Holders acknowledges and agrees that all such Payout Shares shall no longer be outstanding, and each of the Note Holders shall have no further rights with respect to the Payout Shares or the equity ownership in the Company represented thereby.

(ii)                Each of the Note Holders hereby represents and warrants that such Note Holder owns the Payout Shares issued to it under the Stock Grant Agreement beneficially and of record, free and clear of all Claims other than Claims in favor of the Company or any assignee of the Company under this Agreement or otherwise. Each Note Holder has never transferred or agreed to transfer its Payout Shares, other than pursuant to this Agreement. There is no restriction affecting the ability of each Note Holder to transfer the legal and beneficial title and ownership of its Payout Shares to the Company for cancellation other than restrictions, if any, in favor of the Company or any assignee of the Company. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by each Note Holder will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to such Note Holder, or any breach of any agreement to which such Note Holder is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to the such Note Holder or its assets.

(iii)               At the request of the Company and without further consideration, each Note Holder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation its Payout Shares.

(c)           Issuance of Series C Preferred Stock. Upon the execution of this Agreement, the Company shall issue to the Note Holders, in the aggregate, a total of 7,485,627 shares of newly-designated Series C Preferred Stock in such amounts as set forth in Exhibit A hereto (the “Series C Shares”). The Series C Preferred Stock has the rights, preferences, and limitations specified in the Certificate of Designation of the Series C Preferred Stock in the form attached hereto as Exhibit B. The Series C Preferred Stock will automatically convert into 7,485,627 shares of the Company’s Common Stock upon Shareholder Approval being obtained.

(d)           Resignations of Dr. Dolev Rafaeli and Mr. Dennis McGrath. Section 5 of the Stock Grant Agreement provided for the resignations of Dr. Dolev Rafaeli and Mr. Dennis McGrath effective upon certain events as described therein. Notwithstanding the termination of the Stock Grant Agreement as provided for in Section 1(a) above, Dr. Dolev Rafaeli and Mr. Dennis McGrath agree that such resignation will survive the termination of the Stock Grant Agreement, but become effective upon the last to occur of (i) receipt of all of the shares of Common Stock underlying the Series C Shares and (ii) the date that the shares of Common Stock underlying the Series C Shares are registered for re-sale in accordance with the Registration Rights Agreement (as defined below). Dr. Dolev Rafaeli and Dennis McGrath hereby represent and warrant to the Company that their resignation is not the result of any disagreement that either of them has with the Company or the Board of Directors regarding the Company’s financial or accounting policies or operations.

2.             Unwinding of Transactions with OFI. The Company and OFI hereby agree to the following:

(a)           Termination of the OFI Purchase Agreement and the Supplemental Agreement.

(i)                  Subject to Section 2(a)(ii) below, upon execution of the Agreement, the OFI Purchase Agreement will automatically terminate and will be of no further force or effect, including, without limitation, OFI’s option under the OFI Purchase Agreement to purchase additional shares of Series B Preferred Stock and no party shall have any liability to any other party arising thereunder.

(ii)                Notwithstanding Section 2(a)(i) above, the representations and warranties (the “Reps and Warranties”) contained in Article 3 of the OFI Purchase Agreement and the indemnification provisions contained in Article 6 of the OFI Purchase Agreement, are hereby incorporated by reference into this Agreement as if set forth in full herein. The Reps and Warranties are being made as of the date hereof and subject to the exceptions to such Reps and Warranties set forth on a disclosure schedule to be provided by the Company.

(iii)               Upon execution of the Agreement, the Supplement Agreement will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)           Cancellation of the Series B Stock.

(i)                  OFI hereby agrees to surrender to the Company the Series B Preferred Stock issued to OFI under the OFI Purchase Agreement free and clear of all Claims for cancellation concurrently with, and against delivery of, the issuance of Series D Preferred Stock pursuant to Section 2(c) hereof (it being acknowledged that any rights of the Company to or with respect to any of the Series B Preferred Stock other than under this Agreement shall not be a Claim). After such cancellation and receipt of the Series D Preferred Stock by OFI or its assignees, OFI acknowledges and agrees that all such Series B Preferred Stock shall no longer be outstanding, and OFI shall have no further rights with respect to the Series B Preferred Stock or the equity ownership in the Company represented thereby.

(ii)                OFI hereby represents and warrants that OFI owns the Series B Preferred Stock beneficially and of record, free and clear of all Claims other than Claims in favor of the Company or any assignee of the Company under this Agreement or otherwise. OFI has never transferred or agreed to transfer the Series B Preferred Stock, other than pursuant to this Agreement. There is no restriction affecting the ability of OFI to transfer the legal and beneficial title and ownership of the Series B Preferred Stock to the Company for cancellation other than restrictions, if any, in favor of the Company or any assignee of the Company. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by OFI will conflict with or result in any violation of any agreement, judgment, decree, order, statute or regulation applicable to OFI, or any breach of any agreement to which OFI is a party, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to OFI or its assets.

(iii)               At the request of the Company and without further consideration, OFI will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to effectively transfer, convey and assign to the Company for cancellation the Series B Preferred Stock.

(c)           Issuance of Series D Preferred Stock. On the date hereof, the Company shall issue to OFI a total of 6,217,490 shares of newly-designated Series D Preferred Stock. The Series D Preferred Stock has the rights, preferences, and limitations specified in the Certificate of Designation of the Series D Preferred Stock in the form attached hereto as Exhibit C. The Series D Preferred Stock will automatically convert into shares of the Company’s Common Stock upon Shareholder Approval being obtained.

(d)           Purchase and Sale of the Additional Series D Preferred Stock. Subject to the terms and conditions of this Agreement, on the last day of each month, commencing on September 30, 2018, OFI shall purchase from the Company $100,000 of shares of Series D Preferred Stock for a purchase price of $0.65 per share. OFI shall continue to purchase $100,000 of shares, at a purchase price of $0.65 per share, each month until it has purchased an aggregate of $500,000 of shares of Series D Preferred Stock (not including the shares issued pursuant to Section 2(c) above) (collectively, the “Series D Shares”); provided that, upon closing of any material business combination involving the Company that is approved by OFI, OFI shall purchase an additional $1,500,000 of shares of Series D Preferred Stock at a purchase price of $0.65. Notwithstanding the foregoing, from and after the date that Shareholder Approval has been obtained, instead of purchasing Series D Shares for $0.65 per share pursuant to this Section 2(d), OFI shall be required to purchase shares of Common Stock at a price of $0.65 per share. Each purchase and sale of Series D Shares, or shares of Common Stock, as applicable, contemplated by this Section 2(d) (each, a “Closing”) shall be subject to the following conditions:

(i)                  The representations and warranties of OFI contained in this Agreement shall be true and correct as of the date when made and as of the Closing as though made on and as of such date.

(ii)                OFI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(iii)               The representations and warranties of the Company contained in this Agreement and the Reps and Warranties incorporated by reference herein pursuant to Section 2(a)(ii) shall be true and correct as of the date when made and as of the Closing as though made on and as of such date.

(iv)              The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(v)                No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(vi)              Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect (as defined in the OFI Purchase Agreement) or a material adverse change with respect to the Company or its subsidiaries.

(vii)             The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Series D Shares or shares of Common Stock, as applicable, all of which shall be in full force and effect.

(viii)           At each Closing, the Company shall have delivered (A) a stock certificate for the requisite number of Series D Shares or shares of Common Stock, as applicable, to be delivered to OFI at such Closing and (B) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the applicable Closing, certifying to the fulfillment of the conditions specified in Sections 2(d)(iii) to 2(d)(vii).

(ix)              At each Closing, OFI shall have delivered payment for the requisite number of Series D Shares or shares of Common Stock, as applicable, in United States dollars and in immediately available funds, by wire transfer to the account designated in writing by the Company for such purpose.

3.             Termination of Additional Agreements.

(a)           Termination of Voting Agreement. Upon the execution of the Agreement, the Shareholder Voting Support and Confidentiality Agreement, dated as of December 22, 2017 (and any amendments thereto), by and among the Note Holders and the Securityholders (as defined therein) will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(b)           Termination of Voting Agreement. Upon execution of the Agreement, the Shareholder Voting Support and Confidentiality Agreement, dated as of December 22, 2017 (and any amendments thereto), by and among OFI and the Securityholders (as defined therein) will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(c)           Exchange and Cancellation Agreement. Upon execution of the Agreement, the Exchange and Cancellation Agreement, dated as of April 20, 2018 (and any amendments thereto), by and among the Company and OFI will automatically terminate and will be of no further force or effect and no party shall have any liability to any other party arising thereunder.

(d)           Registration Rights Agreements. Upon the execution of the Agreement, (i) the Registration Rights Agreement, dated as of December 22, 2017 (and any amendments thereto) by and between the Company and OFI and (ii) the Registration Rights Agreement, dated as of December 22, 2017 (and any amendments thereto) by and between the Company and the Note Holders will each automatically terminate and will be of no further force and effect and no party shall have any liability to any other party arising thereunder.

4.              Services Agreements. Concurrent with the entry into this Agreement, the Company is entering into a services agreement with each of the Note Holders on the terms specified therein, pursuant to which the support services previously provided by each of the Note Holders under the Stock Grant Agreement will continue in exchange for cash compensation from the Company as specified in such agreements; provided, however, that such cash payments will be directly tied to the nature and amount of the services being provided by the Note Holders, and provided further, that such services agreements will be approved by the non-interested members of the Company’s board of directors.

5.              Registration Rights Agreement. Upon execution of this Agreement, the Company will enter into a registration rights agreement with the Note Holders and OFI in the form attached hereto as Exhibit D.

6.              Shareholder Approval.

(a)            Proxy Statement.

(i)                  The Company shall prepare in consultation with OFI and the Note Holders, and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to (i) the Agreement and the transactions contemplated thereby and (ii) conversion of the Series C Preferred Stock and the Series D Preferred Stock (a “Proxy Statement”) promptly after the date of this Agreement (and in no event later than thirty (30) days after the date hereof) and use its reasonable best efforts to:

(A)           obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(B)           respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(C)           cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its shareholders as soon as reasonably practicable containing all information required under applicable law to be furnished to the Company’s shareholders in connection with the matters to be approved by the shareholders;

(D)           promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable United States federal securities laws; and

(E)            cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(b)           Meeting of Company Shareholders. The Company shall take all action reasonably necessary in accordance with Nevada law and the Company’s articles of incorporation and bylaws to establish a record date, duly call, give notice of, convene and hold the Shareholders’ Meeting reasonably promptly after the date of any SEC comments on the Proxy Statement have been resolved and the final Proxy Statement is otherwise ready for dispatch and, in connection therewith, the Company shall mail the Proxy Statement to the Company’s shareholders in advance of such meeting. The Proxy Statement shall include the board recommendation of the Company that shareholders approve the proposals coming before them at the Shareholders’ Meeting, and the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of proposals coming before the Shareholders’ Meeting and to take all other actions necessary or advisable to pursue the vote or consent of its shareholders, including such actions as are required by the rules and regulations of the Nadaq or Nevada law or any other applicable laws to obtain such approvals. Unless this Agreement is terminated by the parties hereto, the Company shall use reasonable best efforts to ensure that any Shareholders’ Meeting (including any adjournment or postponement thereof) is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting (including any adjournment or postponement thereof) are solicited, in compliance with Nevada law, the Company’s articles of incorporation and bylaws, the rules of the Nasdaq and all other applicable laws.

7.             Representations and Warranties of the parties. Each party to this Agreement represents and warrants to the other parties to this Agreement as follows:

(a)           If such party is an entity, it is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b)           The execution, delivery and performance by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party and no other action is necessary on the part of such party to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)           This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(d)              Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the party making representations hereunder is a party or by which it is bound or to which any of its assets is subject.

(e)               The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

8.                 Further Action. Subject to the terms and conditions of this Agreement, each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement the agreements attached hereto as exhibits as promptly as practicable.

9.                 Governing Law; Miscellaneous.

(a)               Governing Law; Dispute Resolution. In the event of a dispute between any of the parties arising under or relating in any way whatsoever to this Agreement, the disputing parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing parties shall attempt to resolve it through mediation in the State of New York, USA, with a neutral, third-party mediator mutually agreed upon by the disputing parties. Unless otherwise agreed by the disputing parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of New York, except as modified herein. Venue for the arbitration hearing shall be the State of New York, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of New York, without regard to conflict of law principles thereof.

(b)              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)               Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of, this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby” shall refer to the entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or legal holiday in the state of Nevada, the date shall be construed to mean the next business day following such Saturday, Sunday or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday in the state of New York. Each Party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against any of them.

(d)               Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)                Entire Agreement; Amendments. This Agreement and the exhibits, schedules and other appendices hereto contain the entire understanding of the parties with respect to the matters covered herein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter, including, without limitation, the agreements being terminated hereby. Except as specifically set forth herein, none of the parties makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement shall be waived or amended other than by an instrument in writing signed by each of the parties hereto. No delay or omission of any party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

(f)                 Reliance. The parties acknowledge and represent that: (i) they have read the Agreement; (ii) they clearly understand the Agreement and each of its terms; (iii) they fully and unconditionally consent to the terms of this Agreement; (iv) they have had the benefit and advice of counsel of their own selection; (v) they have executed this Agreement, freely, with knowledge, and without influence or duress; (vi) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (vii) the consideration received by them has been actual and adequate.

(g)                Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by U. S. Mail or delivered personally or by overnight courier or via facsimile or e-mail (if via facsimile or e-mail, to be followed within one (1) business day by an original of the notice document via overnight courier) and shall be effective (i) five (5) business days after being placed in the mail, if sent by registered mail, return receipt requested, (ii) upon receipt, if delivered personally, (iii) upon delivery by facsimile or e-mail (if received between 8:00 a.m. and 5:00 p.m. ET; otherwise delivery shall be considered effective the following business day) or (iv) one (1) business day after delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as specified on the signature page hereto. Each party shall provide written notice to the other parties of any change in address.

(h)                Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign its rights hereunder or delegate its duties hereunder without the prior written consent of the other parties hereto.

(i)                  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other individual or entity.

(j)                 Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to that specific remedy, and any other remedy that would otherwise be available to such party at law or in equity shall also be available. The parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(k)               Expenses. Except as otherwise provided in this Agreement all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

(l)                  Attorney’s Fees. If any party to this Agreement shall bring any action for relief against another arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing party may be entitled, the losing party shall be required to pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery, (v) bankruptcy litigation and (vi) any appellate proceedings.

(m)              Waiver of Jury Trial. THE PARTIES EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first written above.

FC GLOBAL:

Fc Global Realty Incorporated

By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

Address: 2300 Computer Drive, Building G
Willow Grove, PA 19090

Fax:
Email:

OFI:

Opportunity Fund I-Ss, Llc
By: OP Fund I Manager, LLC

By:	/s/ Kristen Pigman
Name:	Kristen Pigman
Title:	Director

Address: 2481 Sunrise Boulevard, Suite 200
Gold River, CA 95670

Fax:
Email:

NOTE HOLDERS:

/s/ Dr. Dolev Rafaeli
Dr. Dolev Rafaeli

/s/ Dennis M. McGrath
Dennis M. McGrath

/s/ Yoav Ben-Dror
Yoav Ben-Dror

[Signature Page to Remediation Agreement]

EXHIBIT A

	Payout Shares	Series C Preferred Stock
Dr. Dolev Rafaeli	3,134,876	4,169,385
Dennis M. McGrath	977,960	1,300,687
Yoav Ben-Dror	1,515,455	2,015,555